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Exhibit 10.6

WASHINGTON MUTUAL, INC.
PERFORMANCE SHARE PROGRAM
AWARD TERMS AND CONDITIONS
(200    -200     Performance Period)

        Washington Mutual, Inc. (the "Company"), by action of the Board and approval of its shareholders, established the Washington Mutual, Inc. 2003 Equity Incentive Plan (the "Plan"). The Company or a Related Company employs the Participant, and the Company desires to motivate the Participant for the purposes stated in Section 1 of the Plan. In furtherance of the foregoing, the Committee (as defined in the Plan) has authorized the grant of a Restricted Stock Unit Award to the Participant under the Company's PERFORMANCE SHARES PROGRAM, on the terms set forth in these terms and conditions and the Notice of Award delivered to the Participant herewith. Together, these terms and conditions and the Notice of Award set forth the terms under which shares of the Company's Common Stock (or cash in lieu thereof) may be paid to the Participant based upon the Company's performance over a three-year period. Capitalized terms not defined in these terms and conditions shall have the meaning set forth in the Plan.

1.     Grant of Award

        The Participant has been granted a Restricted Stock Unit Award under Section 9 of the Plan (the "Award") with respect to the number of shares of Common Stock set forth on the Notice of Award delivered to Participant herewith. Under the Award, the Participant is eligible to receive between zero and 250% (the "Payout Percentage") of the target number of shares subject to the Award, as such number may be adjusted or reduced as provided for herein, based upon the Company's performance over a three-year period set forth on Participant's Notice of Award (the "Performance Period") under the performance criteria (the "Performance Goals") set forth on Exhibit A hereto with respect to such Performance Period.

2.     Determination and Payment of Award

  2.1    Award Determination

        Following the last day of the Performance Period and the collection of relevant data necessary to determine the extent to which the Performance Goals have been satisfied, the Committee will determine: (a) the extent to which the Performance Goals were achieved by the Company for the Performance Period; (b) the Payout Percentage for the Performance Period; and (c) the number of shares of Common Stock to be issued (or in the Committee's discretion to be used for purposes of calculating the amount payable in cash) including dividend equivalents, upon payment of each Award for such Performance Period. The Committee shall make these determinations in its sole discretion. The number and kind of shares subject to or paid out under the Award shall be subject to adjustment as provided for in Section 15 of the Plan.

        Notwithstanding the level of performance achieved under the Performance Goals and the Payout Percentage, the number of shares to be issued upon payment of each Award may be adjusted upward or downward, including to zero, on the basis of such further consideration as the Committee shall determine, in its sole discretion, including as a result of a violation of the Company's Code of Conduct or as other disciplinary actions[, provided that no such adjustment shall be made after a Change in Control (as defined in Section 5 below)]. However, the Committee may not, in any event, increase the amount earned upon satisfaction of any Performance Goal by any Covered Employee, as that term is defined in the Plan. Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any person claiming thereunder and any stockholder.

  2.2    Dividends

        Dividend equivalents will be paid on the number of shares actually paid under the Award as determined under Section 2.1 above (which will be calculated based on dividends actually paid on such number of shares over the Performance Period) and will be paid in additional shares of Common Stock or in cash (calculated by dividing the amount of dividend equivalents by the closing stock price on the date of the Committee's determination set forth in Section 2.1), unless the Committee determines otherwise.

  2.3    Payment of Award and Distribution of Shares

        At the determination of the Committee, the Award may be paid in shares of Common Stock or in cash. Awards are rounded up to the next whole share value. Awards (including dividend equivalents thereon) are paid and any shares of Common Stock thereunder are issued as soon as administrative arrangements for such are made following the completion of the three-year performance period and the determinations of the Committee provided for herein (typically in March or April after the end of the Performance Period).

  2.4    Determination Notice

        The Company will notify a Participant of the Committee's determination (the "Determination Notice") of the Award to be paid to the Participant, and the basis for such determination, including the Performance Goals level achieved by the Company for the Performance Period and the Payout Percentage for the Performance Period.

3.     Transfer Restrictions

        No Award or interest in an Award may be sold, assigned, pledged or transferred by a Participant prior to the payment of shares or cash following completion of a Performance Period; and any attempted assignment or alienation shall be strictly prohibited and void; provided, however, that: (a) a Participant may designate, on a Company-approved form, one or more beneficiaries to receive payment under an Award after the Participant's death (if no beneficiary has been designated, all such amounts will be paid to the beneficiary designated under the 401(k) Plan of the Company or its subsidiaries or, if there is no such beneficiary designation, to the Participant's estate pursuant to the Participant's will or the applicable laws of descent and distribution); and (b) Awards may be deferred under the Washington Mutual Deferred Compensation Plan in effect at the time of the Award payment, provided that elections to defer all or part of an Award must be received by a Deferred Compensation Administrator at such times as the Company may from time to time specify.

4.     Change in Job Status

  4.1    Termination of Service

        In general, a Participant must be employed by the Company on a full-time basis in a position eligible for participation in the Company's Performance Shares Program, as established from time to time by the Committee, through the last day of the Performance Period in order to receive payment for Awards. Accordingly, unless otherwise amended or stated in the terms of an individual Notice of Award or in this Section 4, in the event of any Termination of Service, a Participant shall forfeit the Award, including any accrued dividend equivalents, without payment of any further consideration to the Participant.

  4.2    Retirement

        If a Participant's Termination of Service occurs due to Retirement, the Participant will not forfeit the Award and shall remain eligible for payment of the full amount payable under the Award as if he or she had remained an employee through the last day of the Performance Period. For purposes of this section 4.2 "Retirement" shall mean separation from service at or after age 55 with 10 years of service. The Award will be paid to the Participant at the same time that Awards are paid to actively employed participants after completion of the Performance Period.

  4.3    Disability or Death

        If a Participant's Termination of Service occurs due to the Participant's Disability or death, any amount otherwise payable under the Award will be prorated based upon the number of full weeks that the Participant was actively employed (i.e., prior to the date of the Termination of Service) during the Performance Period and will be paid to the Participant (or the Participant's beneficiary or personal representative in the case of death) at the same time that Awards are paid to actively employed participants after completion of the Performance Period.

  4.4    Move to a Non-Eligible Job

        If a Participant ceases to be employed in a position eligible to participate in the Company's Performance Shares Program, as established from time to time by the Committee, due to a change in the Participant's position with the Company that is not otherwise a Termination of Service, any amount otherwise payable under the Award will be prorated based upon the number of full weeks that the Participant was an eligible employee during the Performance Period and will be paid to the Participant at the same time that Awards are paid to eligible participants after completion of the Performance Period.

  4.5    Exercise of Discretion

        The Committee may, at its discretion, choose to allow a Participant to remain eligible to receive the full amount payable for the Performance Period under the Award upon such terms as it deems appropriate even if a Termination of Service occurs for reasons other than those set forth in Section 4.2, 4.3 or 4.4. In addition, the Committee (or, with respect to a Participant who is not an executive officer of the Company, the chief human resources officer of the Company or other person performing that function) shall determine the effect on the Award of a Company-approved leave of absence or if a Participant works less than full-time.

5.     Change in Control

        Subject to Section 8 below, upon the occurrence of a "change in control," a Participant will receive a prorated payment for the Award as soon as reasonably possible following the date of the change in control based on the performance measured or estimated by the Committee through the date of the change in control or the last month- or quarter-end preceding the date of the change in control. For this purpose, the term "change in control" shall have the meaning set forth in any individual agreement between the Participant and the Company addressing Awards, if applicable, or in the absence thereof shall mean a Company Transaction, as defined in the Plan.

6.     Withholding and Disposition of Shares

        By accepting the Award, Participant agrees to make arrangements satisfactory to the Company for the payment of any federal, state, local or foreign withholding tax obligations that arise upon receipt of the Common Stock or cash in connection with the payment of an Award. To the extent permitted by the Committee, Participant may satisfy all or part of these obligations by paying cash to the Company, by having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, by having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant having a Fair Market Value sufficient to meet the tax withholding obligations, or by surrendering a number of shares of Common Stock the Participant already owns having a Fair Market Value sufficient to meet the tax withholding obligations. If Participant does not satisfy the tax withholding obligations in a manner and time acceptable to the Company, the Award and any shares issuable thereunder shall be forfeited.

7.     No Contractual Rights; Status of Participant

        No individual or Participant shall have any claim to be paid any shares of Common Stock or any amount of cash under these terms and conditions and the Notice of Award. The Company's Performance Shares Program, these terms and conditions and the Notice of Award are not intended to vest any rights in any Participant or other person, and shall be administered by the Committee in its complete discretion. Neither the Committee nor the Company has any obligation for uniformity of treatment of participants under the Performance Shares Program. Subject to Sections 5 and 8, at any time prior to a change in control (including after completion of the Performance Period), the Committee may amend, modify or terminate the Performance Shares Program and/or this Award.

        Furthermore, no aspect of the Performance Shares Program, these terms and conditions or the Notice of Award shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant or other person any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant's employment or other relationship at any time, with or without Cause.

        Prior to the issuance of shares of Common Stock in payment of the amount payable under the Award, if any, no shares of Common Stock will be reserved or earmarked for the Participant or the Participant's account nor shall the Participant have any of the rights of a stockholder with respect to such shares. Upon issuance of the shares of Common Stock, if any, in payment of the Award, Participant will be the owner of record of such shares and shall receive either (through book-entry form) a credit to an account maintained on the Participant's behalf or a stock certificate representing such shares of Common Stock, as determined by the Committee.

8.     Plan Controls; Effect of Individual Agreements

        The Performance Shares Program, these terms and conditions or the Notice of Award shall be subject to the terms of the Plan, and in the event of a conflict or ambiguity the terms of the Plan shall control. In addition, these terms and conditions or the Notice of Award shall be subject to the terms of any individual employment or other agreement between the Company and Participant that specifically references the Performance Shares Program or the Participant's Award, and in the case of any conflict the terms of such individual agreement shall control.

9.     General Provisions

  9.1    Notices

        Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. The Company or a Participant may change, by written notice to the other, the address for receiving notices. In the absence of contrary notice, the Company may conclusively rely on an address for Participant set forth in the Company's employment records. Notices delivered to the Company shall be addressed as follows:

Company:	Washington Mutual, Inc. Attn: Corporate Rewards, Stock Administrator 1191 Second Avenue, SAS-1610 Seattle, WA 98101

  9.2    No Waiver

        No waiver of any provision of these terms and conditions or the Notice of Award will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

  9.3    Entire Terms

        Subject to Section 8, these terms and conditions and the Notice of Award set forth the entire terms of Participant's participation in the Performance Shares Program and supercede all oral or other written agreements.

  9.4    Successors and Assigns

        The provisions of these terms and conditions and the Notice of Award will inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant's legal representatives, heirs, legatees, distributees, assigns, transferees by operation of law and any other person claiming rights under the Performance Shares Program, these terms and conditions and the accompanying Notice of Award, whether or not any such person will have agreed in writing to join therein and be bound by the terms and conditions hereof.

  9.5    Information Confidential

        As partial consideration for receipt of the Award, the Participant agrees that he or she will keep confidential all information and knowledge that the Participant has relating to the manner and amount of his or her participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant's spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

  9.6    Governing Law

        The Performance Shares Program, these terms and conditions or the Notice of Award to the extent not otherwise governed by the laws of the United States shall be governed by the laws of the State of Washington, without giving effect to principles of conflicts of law.

  9.7    Interpretation and Dispute Resolution

        All questions arising under the Plan, the Performance Shares Program, these terms and conditions or the Notice of Award shall be decided by the Committee in its total and absolute discretion. In the event the Participant or any person claiming benefits under these terms and conditions or the Notice of Award believes that a decision by the Committee with respect to such person was arbitrary or capricious, before the person seeks any judicial or other determination as to such matter, such person shall first petition the Committee, setting forth in writing the basis for such belief, and the Committee shall evaluate and determine whether or not to respond to such petition. In the event of any judicial or other proceeding relating to this Award, the substantially prevailing party in ay such dispute shall be entitled to recover reasonable attorney's fees and costs and the other party shall pay the costs of arbitration.

        In the event that any provision of the Plan, these terms and conditions or the Notice of Award is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of such terms shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

EXHIBIT A
PERFORMANCE GOALS
(200    -200     Performance Period)

        The Performance Shares Program measures Washington Mutual's performance on key financial metrics over a three-year Performance Period compared to the performance of a peer group in the S&P Financial Index. The Human Resources Committee of the Board of Directors establishes performance measures.

        Washington Mutual's performance is ranked against the performance of companies in the S&P Financial Index. The ranking is based on a composite of three criteria, each of which is set forth below together with the weight assigned to it:

  •
  Total Shareholder Return (TSR)—33 1/3%;

  •
  Return on Equity (ROE)—33 1/3%; and

  •
  Earnings per Share (EPS) growth—33 1/3%.

PAYOUT SCHEDULE

        Awards are based on the percentile rank of Washington Mutual performance compared to the S&P Financial Index companies as shown in the schedule below. The weighted average percentile ranking of Washington Mutual under the three performance criteria set forth above (based on the weightings assigned above) will be calculated to determine the Payout Percentage under the program based on the following schedule, interpolated based on actual performance (e.g., 76th percentile equals 180% payout).

Percentile Rank vs. Peers	Percentage Payout of Target Award
90th and above	250%
85th	225%
80th	200%
75th	175%
70th	150%
60th	100%
50th	75%
40th	50%
30th	25%
below 30th	0%

WASHINGTON MUTUAL, INC.
NOTICE OF AWARD
UNDER THE PERFORMANCE SHARES PROGRAM
(200    -200     Performance Period)

        Washington Mutual, Inc. (the "Company"), pursuant to the 2003 Equity Incentive Plan (the "Plan"), hereby grants you a Restricted Stock Unit Award under Section 9 of the Plan, pursuant to the Company's Performance Shares Program as set forth below. This award is subject to all of the terms and conditions set forth in this Notice of Award, the Award Terms and Conditions under the Performance Shares Program attached hereto (the "Agreement") and the Plan.

Participant:
Date of Award:
Performance Target Shares Awarded:
Performance Period:	From [date] to [date]
Washington Mutual, Inc.
By:
Name and Title:
Date:

        Acceptance: Your right to this Award will be forfeited unless you deliver to the Company a counterpart of this Agreement duly executed by you. By accepting this Award, you acknowledge and agree that you have been furnished a copy of and have reviewed the 2003 Equity Incentive Plan, the Award Terms and Conditions under the Performance Shares Program, and you accept and agree to be bound by the terms thereof. You acknowledge that the Performance Shares Program is an employee benefit plan of the Company that is administered by and can be amended, modified or terminated at any time by the Human Resources Committee of the Company's Board of Directors. If you have not received those documents, please notify Washington Mutual Stock Administration (stock@wamu.net) immediately.

  ACKNOWLEDGED AND AGREED

Participant's Signature:
Print Name:
Date:

RETURN BY FAX: 206-461-1943; OR MAIL TO: WASHINGTON MUTUAL, STOCK ADMINISTRATION, 1191 SECOND AVE, SAS 1610, SEATTLE, WA 98101

QuickLinks

  Exhibit 10.6
WASHINGTON MUTUAL, INC. PERFORMANCE SHARE PROGRAM AWARD TERMS AND CONDITIONS (200 -200 Performance Period)
EXHIBIT A PERFORMANCE GOALS (200 -200 Performance Period)
PAYOUT SCHEDULE
WASHINGTON MUTUAL, INC. NOTICE OF AWARD UNDER THE PERFORMANCE SHARES PROGRAM (200 -200 Performance Period)